EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	EDWARD F. CRAWFORD PARK-OHIO HOLDINGS CORP. (440) 947-2000
ParkOhio Announces First Quarter Results
     CLEVELAND, OHIO, May 8, 2009 — Park-Ohio Holdings Corp. (NASDAQ:PKOH) today announced results for its first quarter ended March 31, 2009.
     ParkOhio reported net sales of $181.3 million for first quarter 2009, a decrease of $85.8 million from net sales of $267.1 million for first quarter 2008. ParkOhio reported a net loss of $5.5 million, or $.50 per share dilutive, for first quarter 2009, compared to net income of $3.5 million, or $.30 per share dilutive, for first quarter 2008.
     Edward F. Crawford, Chairman and Chief Executive Officer, stated, “A 32% year over year reduction in sales has resulted in a loss in the first quarter of 2009. We continue to adjust our operating expenses and expect better performance in the second quarter.”
     A conference call reviewing ParkOhio’s first quarter results will be broadcast live over the Internet on Monday, May 11, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com.
     ParkOhio is a leading provider of supply management services and a manufacturer of highly engineered products. Headquartered in Cleveland, Ohio, the Company operates 28 manufacturing sites and 40 supply chain logistics facilities.
     This news release contains forward-looking statements, including statements regarding future performance of the Company that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.
     Among the key factors that could cause actual results to differ materially from expectations are: the cyclical nature of the vehicular industry; timing of cost reductions; labor availability and stability; changes in economic and industry conditions, including as a result of the current global financial crisis; adverse impacts to the Company, its suppliers and customers from acts of terrorism or hostilities; the financial condition of the Company’s customers and suppliers, including the impact of any bankruptcies; the Company’s ability to successfully integrate the operations of acquired companies; the uncertainties of environmental, litigation or corporate contingencies; and changes in regulatory requirements. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.
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CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands, Except per Share Data)

	Three Months Ended
	March 31,
	2009	2008

Net sales	$181,250	$267,090
Cost of products sold	157,388	228,397

Gross profit	23,862	38,693
Selling, general and administrative expenses	22,621	25,945

Operating income	1,241	12,748
Interest expense	5,971	7,264

(Loss) income before income taxes	(4,730)	5,484
Income taxes	732	2,002

Net (loss) income	($5,462)	$3,482

Amounts per common share:
Basic	($0.50)	$0.31
Diluted	($0.50)	$0.30

Common shares used in the computation
Basic	10,950	11,153
Diluted	10,950	11,689

Other financial data:
EBITDA, as defined	$7,726	$18,721

Note A—EBITDA, as defined, reflects earnings before interest and income taxes, and excludes depreciation, amortization, certain non-cash charges and corporate-level expenses as defined in the Company’s revolving credit agreement. EBITDA is not a measure of performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for net income, cash flows from operating, investing and financing activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. The Company presents EBITDA because management believes that EBITDA is useful to investors as an indication of the Company’s satisfaction of its Debt Service Ratio covenant in its revolving credit agreement and because EBITDA is a measure used under the Company’s revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA as defined herein may not be comparable to other similarly titled measures of other companies. The following table reconciles net (loss) income to EBITDA, as defined:

	Three Months Ended
	March 31,
	2009	2008

Net (loss) income	($5,462)	$3,482
Add back:
Income taxes	732	2,002
Interest expense	5,971	7,264
Depreciation and amortization	5,194	5,233
Miscellaneous	1,291	740

EBITDA, as defined	$7,726	$18,721

CONSOLIDATED CONDENSED BALANCE SHEETS
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

	March 31,	December 31,
	2009	2008
	(Unaudited)	(Audited)
	(In Thousands)
ASSETS

Current Assets
Cash and cash equivalents	$14,165	$17,825
Accounts receivable, net	132,736	165,779
Inventories	223,903	228,817
Deferred tax assets	9,446	9,446
Unbilled contract revenue	24,293	25,602
Other current assets	10,803	12,818

Total Current Assets	415,346	460,287

Property, Plant and Equipment	248,490	248,474
Less accumulated depreciation	161,059	157,832

Total Property Plant and Equipment	87,431	90,642

Other Assets
Goodwill	3,935	4,109
Other	65,204	64,182

Total Other Assets	69,139	68,291

Total Assets	$571,916	$619,220

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Trade accounts payable	$90,360	$121,995
Accrued expenses	62,656	$74,351
Current portion of long-term debt	2,808	$8,778
Current portion of other postretirement benefits	2,290	2,290

Total Current Liabilities	158,114	207,414

Long-Term Liabilities, less current portion
8.375% Senior Subordinated Notes due 2014	198,985	198,985
Revolving credit maturing on December 31, 2010	173,900	164,600
Other long-term debt	2,128	2,283
Deferred tax liability	9,090	9,090
Other postretirement benefits and other long-term liabilities	24,330	24,093

Total Long-Term Liabilities	408,433	399,051

Shareholders’ Equity	5,369	12,755

Total Liabilities and Shareholders’ Equity	$571,916	$619,220

BUSINESS SEGMENT INFORMATION (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands)

	Three Months Ended March 31,
	2009	2008
NET SALES

Supply Technologies	$82,971	$129,233
Aluminum Products	22,358	40,536
Manufactured Products	75,921	97,321

	$181,250	$267,090

(LOSS) INCOME BEFORE INCOME TAXES

Supply Technologies	$546	$4,707
Aluminum Products	(3,662)	(1,055)
Manufactured Products	7,712	13,222

	4,596	16,874
Corporate and Other Costs	(3,355)	(4,126)
Interest Expense	(5,971)	(7,264)

	($4,730)	$5,484